Exhibit 99.1

MultiSensor AI Announces Third Quarter 2026 Results

Alpharetta, GA, November 12, 2026 – MultiSensor AI Holdings, Inc. (NASDAQ: MSAI) (the “Company”, “MultiSensor AI” or “MSAI”) today announced financial results for the third quarter ended September 30, 2026.

Asim Akram, Chief Executive Officer, said, “Our relationship with our largest distribution customer shows how we believe this business scales. Programs that began in Europe continue to grow, with solar performance monitoring now extending to additional European sites, and have led to that customer’s first 14-site rollout in North America. Each step has been built on results their maintenance teams have seen in their own facilities, and we are seeing that same path open up with customers like Manchester Airports Group.”

Robert Nadolny, Chief Financial Officer, continued, “Our revenue mix is shifting the way we intended. Software subscriptions are now the majority of our revenue for the quarter, and recurring revenue continues to grow, which gives us better visibility into the periods ahead. We paired that with disciplined spending, and with help from strong collections our cash use slowed meaningfully in the third quarter. With no debt, we have the balance sheet to keep investing in recurring revenue.”

Financial Highlights:

●	Software revenue was $0.9 million in the third quarter of 2026, compared to $0.6 million in the third quarter of 2025, an increase of 43%, and represented 58% of total revenue. Software revenue for the nine months ended September 30, 2026 increased 81% to $2.3 million.
●	Revenue was $1.5 million in the third quarter of 2026, compared to $1.6 million in the third quarter of 2025, as lower hardware revenue and the discontinuation of inspection and training services in August 2025 offset software growth. Revenue for the nine months ended September 30, 2026 increased 16% to $4.8 million.
●	Net loss was $1.9 million in the third quarter of 2026, compared to $1.7 million in the third quarter of 2025. Net loss for the nine months ended September 30, 2026 decreased 27% to $6.9 million.
●	Cash and cash equivalents were $20.4 million as of September 30, 2026, compared to $24.4 million as of December 31, 2025.

Strategic Business Highlights:

●	Began the first North American rollout of our solution for a large global distributor across 14 sites. Hardware was delivered to sites in October 2026 and installations commenced. Subsequent to quarter end, we also received purchase orders from this customer to extend our solar monitoring solution to nine additional sites, with installations expected in November 2026.
●	Subsequent to quarter end, we received purchase orders from Manchester Airports Group to expand our deployment at Manchester Airport to an additional screening area, building on the initial deployment completed earlier in 2026.
●	Began an initial proof-of-value deployment at a national distribution center of a major Australian supply chain and logistics provider, expanding our presence to the Asia-Pacific region.
●	Advanced our data center pilot with a leading global cloud infrastructure provider, focused on continuous monitoring of high-voltage electrical switch rooms and mechanical pump rooms, and submitted a proposal to expand our deployment across additional electrical infrastructure at the pilot facility and to additional facilities.

The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 is filed with the Securities and Exchange Commission (the “SEC”), and is available at www.sec.gov as well as in the Investor Relations section of the Company’s website (www.multisensorai.com). More information about the Company and its business, including an updated investor presentation, also is available on the Investor Relations section of MSAI’s website. All share and per share amounts presented have been adjusted retroactively to reflect the 1-for-40 reverse stock split on April 13, 2026.

About MultiSensor AI

MultiSensor AI is a multi-sensor condition intelligence solution for high-throughput and highly automated industrial operations. By unifying thermal, vibration, and visual sensor data in a single solution, MultiSensor AI enables reliability teams to proactively protect uptime, reduce maintenance costs, enhance safety, and extend the useful life of their most critical assets. For more information, visit www.multisensorai.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “will,” “would” or their negatives or variations of these words, or similar expressions. All statements contained in this press release that do not strictly relate to matters of historical fact should be considered forward-looking statements, including, without limitation, management’s expectations regarding its strategic priorities and objectives, future plans and business prospects. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including those identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as such factors may be updated from time to time in the Company’s other filings with the SEC. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Any forward-looking statement made in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, the Company expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

MSAI Contact:

e-mail: ir@multisensorai.com

website: www.multisensorai.com

Source: MultiSensor AI Holdings, Inc.

MultiSensor AI Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(Amounts in thousands of U.S. dollars, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue, net	$1,505	$1,574	$4,814	$4,163
Cost of goods sold (exclusive of depreciation)	533	566	2,152	2,126
Operating expenses:
Selling, general and administrative	2,528	2,164	8,350	9,212
Share-based compensation expense	195	205	564	1,535
Depreciation	354	342	1,066	952
Loss (gain) on asset disposal	—	(9)	(18)	(33)
Total operating expenses	3,077	2,702	9,962	11,666
Operating loss	(2,105)	(1,694)	(7,300)	(9,629)
Interest expense (income), net	(141)	(5)	(438)	(20)
Other expense (income), net	(6)	(1)	8	(181)
Loss before income taxes	(1,958)	(1,688)	(6,870)	(9,428)
Income tax expense (benefit)	(9)	(11)	10	7
Net loss	$(1,949)	$(1,677)	$(6,880)	$(9,435)
Weighted-average shares outstanding, basic and diluted
Basic	2,205,648	862,380	2,096,483	838,858
Diluted	2,205,648	862,380	2,096,483	838,858
Net loss per share, basic and diluted
Basic	$(0.88)	$(1.94)	$(3.28)	$(11.25)
Diluted	(0.88)	(1.94)	(3.28)	(11.25)

MultiSensor AI Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(Amounts in thousands of U.S. dollars, except share and per share data)

	September 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$20,402	$24,365
Trade accounts receivable, net of allowance for credit losses of $4 and $17, respectively	1,086	1,670
Inventories, current	4,144	4,020
Other current assets	1,201	826
Total current assets	$26,833	$30,881
Property, plant and equipment, net	3,616	4,085
Right-of-use assets, net	104	—
Inventories, noncurrent	262	379
Other noncurrent assets	205	129
Total assets	$31,020	$35,474
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$313	$291
Income taxes payable	10	—
Accrued expense	599	981
Contract liabilities	2,462	1,255
Right-of-use liabilities, current	72	—
Other current liabilities	39	121
Total current liabilities	$3,495	$2,648
Contract liabilities, noncurrent	723	751
Right-of-use liabilities, noncurrent	32	—
Warrants	—	10
Deferred tax liabilities, net	32	33
Total liabilities	$4,282	$3,442
Commitments and contingencies
Shareholders’ equity
Common stock, $0.0001 par value; 300,000,000 shares authorized as of September 30, 2026 and December 31, 2025, and 2,218,278 and 2,007,613 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	—	—
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of September 30, 2026 and December 31, 2025, respectively and no shares issued or outstanding as of September 30, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	99,957	98,371
Accumulated deficit	(73,219)	(66,339)
Total shareholders’ equity	$26,738	$32,032
Total liabilities and shareholders’ equity	$31,020	$35,474

MultiSensor AI Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

(Amounts in thousands of U.S. dollars)

	Nine Months Ended September 30,
	2026	2025
Operating Activities:
Net loss	$(6,880)	$(9,435)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	1,066	952
Non-cash lease activity	6	108
Bad debt expenses (recoveries)	27	(1)
Deferred income tax (income) expense	(1)	(7)
Share-based compensation	564	1,535
Loss (gain) on asset disposal	(18)	(33)
Other (income) expenses, net	(10)	—
Increase (decrease) in cash resulting from changes in:
Trade accounts receivable	557	79
Inventories	(7)	51
Other current assets	(425)	391
Other noncurrent assets	(76)	(55)
Trade accounts payable	17	(47)
Income taxes payable	10	(57)
Contract liabilities	1,207	1,192
Other current liabilities	(82)	(114)
Right-of-use liabilities, current	(6)	(110)
Accrued expenses	(388)	(279)
Contract liabilities, noncurrent	(28)	47
Net cash provided by (used in) operating activities	$(4,467)	$(5,783)
Investing Activities:
Capital expenditures	(588)	(1,268)
Proceeds from sale of equipment	20	24
Net cash provided by (used in) investing activities	$(568)	$(1,244)
Financing Activities:
Proceeds from issuances of common stock	1,046	4,773
Tax payments associated with equity-based compensation transactions	(24)	(918)
Repayment of Legacy SMAP promissory note	—	(172)
Net cash provided by (used in) financing activities	$1,022	$3,683
Net increase/(decrease) in cash, cash equivalents, and restricted cash equivalents	(4,013)	(3,344)
Cash, cash equivalents, and restricted cash equivalents beginning of period	24,465	4,508
Cash, cash equivalents, and restricted cash equivalents end of the period	$20,452	$1,164

Reconciliation of cash, cash equivalents and restricted cash equivalents at end of period:
Cash and cash equivalents	$20,402	$1,064
Restricted cash equivalents included in other current assets	50	100
Cash, cash equivalents, and restricted cash equivalents end of the period	$20,452	$1,164

Supplemental cash flow information:
Interest paid	$—	$—
Income tax paid, net of refunds received	10	110

Non-cash investing and financing transactions:
Settlement of vendor liability with share issuance	$—	$36